Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of February 21, 2014, setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for trial through the end of 2014.

2014
Engle progeny

February (0)	May (11)	August (3)	November (1)

March (3)	June (3)	September (77)	December (0)

April (1)	July (3)	October (7)

As of February 21, 2014, two Engle progeny cases were in trial.

Other Individual Smoking & Health

February (0)	May (1)	August (0)	November (0)

March (0)	June (0)	September (2)	December (0)

April (0)	July (0)	October (1)

As of February 21, 2014, there were no non-Engle progeny cases in trial.